Exhibit 99.1

Wave Regains Compliance with Nasdaq Marketplace Rules

Lee, MA—June 16, 2008—Wave Systems (NASDAQ: WAVX – www.wave.com) announced today that it has received notice from the Nasdaq Listing Qualifications Hearings department that it has regained compliance with the Nasdaq Marketplace Rules 4450(b)(1)(A) and 4450 relating to the market value and minimum bid price of the Company’s Class A Common Stock. Because the Company has regained compliance with these rules, a previously scheduled hearing with the Listing Qualifications Panel has been deemed moot and will not be held.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions. Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security. Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM). TPMs are included on tens of millions of PCs and are standard equipment on many enterprise-class PCs shipping today. Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions. For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Under the Private Securities Litigation Reform Act of 1995. This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

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For more information please contact:

Contact:
Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins, Inc.
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

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